Exhibit 4.38

Credit Agreement

Credit Provider: China Merchants Bank Shenzhen Branch (hereinafter “Party A”)

Principal Responsible Person: Ying Yue

Credit Applicant: Shenzhen Xunlei Networking Technologies Co., Ltd. (hereinafter “Party B”)

Legal Representative/Principal Responsible Person: Kening Wu

Upon Party B’s application, Party A hereby agrees to provide a credit amount for Party B. Now therefore, in accordance with applicable laws and regulations, Party A and Party B (hereinafter “the Parties”), through adequate negotiation, hereby make and enter into this Credit Agreement (hereinafter “this Agreement”), subject to the following terms and conditions.

1. Credit Amount

1.1 Party A will extend a credit amount of Eighty Five Million Yuan (including other currencies of equivalent value converted at the exchange rate published by Party A at the time when a specific transaction actually occurs, same below) (including revolving credit amount and/or one-time credit amount) (hereinafter “the Credit Amount”).

Credit products and services offered under the Credit Amount include without limit one or more credit products or services of: loan/order loan, trade financing, bills discount, commercial bills acceptance, commercial acceptance bills guarantee, international/domestic guarantee, customs payment guarantee, legal-person account overdraft, derivative transaction, gold lease, etc.(hereinafter “Credit Services”).

Revolving credit amount refers to the maximum balance sum of principals of one or more foregoing Credit Services offered by Party A to Party B during the Credit Period, which can be used by Party B on a continuous and revolving basis.

One-time credit amount refers to a credit amount under which the cumulative amount of all foregoing Credit Products offered by Party A to Party B must not exceed the amount of the one-time credit amount approved by Party A. One-time credit amount may not be used by Party B revoltingly; amounts of the multiple Credit Services applied for by Party B will take up corresponding amounts of the one-time credit amount cumulatively, until the credit amount is exhausted.

“Trade financing” includes but not limited to such service types as international/domestic letter of credit, import bill advance, delivery guarantee, advance against import documentary collection, packing finance, export bill advance, export negotiation, advance against export documentary collection, import/export remittance financing, credit insurance financing, factoring, commercial paper guarantee, etc.

1.2 If Party A provides import factoring or domestic buyer factoring service with Party B as the payer, the accounts receivable debt against Party B acquired by Party A under these services will take up amounts of the Credit Amount; if Party B applies for provision of domestic seller factoring or export factoring service from Party A, the basic purchase money (basic acquisition money) provided by Party A to Party B by using Party A’s own funds or other funds of lawful sources will take up amounts of the Credit Amount.

1.3 If Party A entrusts other branches of China Merchants Bank to issue back-to-back letter of credit to the beneficiary according to its internal procedures after issuing the letter of credit, such letters of credit and documentary credits and delivery guarantees arising thereunder will take up amounts of the Credit Amount.

Under the import letter of credit service, if any subsequent import bill advance is made under the same letter of credit, the letter of credit and import bill advance will take up the same amount of the Credit Amount at different stage. That is to say, when an import bill advance is made, amount recovered after payment by the letter of credit will be reused to make import bill advance, and will be deemed to take up the same amount as the original import letter of credit.

1.4 The Credit Amount shall be exclusive of credit amounts corresponding to bonds or deposit pledges provided by Party B or a third party for any separate transactions under this Agreement, same below.

1.5 Any outstanding balances under specific transactions processed under the ____—___ Agreement (insert name of the Agreement) No.___——___ originally signed between Party A (or any subordinate body of Party A) will be automatically incorporated into this Agreement and take up corresponding amounts of the Credit Amount hereunder.

2. Credit Period

The credit period is twelve months from __April__17th, 2018 _to _ April__16th, 2019_ (“the Credit Period”). Party B shall apply for credit utilization within the Credit Period; unless otherwise provided herein, Party A will not accept any credit utilization application submitted beyond the expiration date of the Credit Period.

3. Type and Scope of Credit Amount

The type of Credit Amount hereunder (revolving credit amount or one-time credit amount) and applicable types of Credit Services, credit amounts extended for different types of Credit Services, whether different types of Credit Services can be swapped, and specific conditions for utilizing the Credit Amount are subject to approval of Party A. If Party A makes any adjustment to its original approval according to Party B’s application during the Credit Period, any subsequent approvals issued by Party A will constitute supplements and modifications to the original approval, and so on.

4. Utilization of the Credit Amount

4.1 Separate service agreements (whether single-transaction agreements/applications or framework agreement) signed between Party A and Party B for specific services hereunder will constitute integral parts of this Agreement, which collectively provide for the arrangement of rights and obligations of such specific services.

Party B must apply for utilization of the Credit Amount batch by batch by submitting the required documentation for examination and approval by Party A on a case-by-case basis. Party A shall have the right to decide whether to approve each application based on its internal management requirements, Party B’s operation status and other relevant conditions, and may reject Party B’s application at its sole discretion without assuming any legal liability to Party B. Where there is any inconsistency between this provision with any other provisions hereof, this provision shall prevail.

Amounts, interest rates, duration, purposes, fees and other transaction elements of each loan or other credits will be subject to separate service agreements, the transaction vouchers confirmed by Party A and the transaction records in Party A’s system.

4.2 Duration of each loan or other credits within the scope of the Credit Amount shall be determined according to Party B’s business need and Party A’s business management rules; the expiration date of each specific service may be later than that of the Credit Period (unless required otherwise by Party A).

☑ 4.3 During the Credit Period, Party A shall have the right to evaluate Party B’s business and financial status on an annual basis, and adjust the usable credit amount of Party B based on such assessment (check the box □ with “√” if this provision is applicable).

5. Guarantee Clause

5.1 GIGANOLOGY (SHENZHEN) CO., LTD. is the Guarantor who assumes joint and several liability for all debts of Party B to Party A hereunder and must issue a separate letter of guarantee to Party A, and/or

5.2 All debts of Party B to Party A hereunder will be secured by __ —____ mortgaging or pledging the assets which it has ownership or the right of disposal, for which a separate security contract must be signed.

If the Guarantor fails to sign relevant security document and go through the security procedures in accordance with this provision (including the case that an accounts receivable debtor raises an objection against the accounts receivable before they are pledged), Party A shall have the right to refuse extending credit to Party B.

5.3 When the mortgagor provides real estate mortgage as a guarantee for Party B’s debts to Party A hereunder, if Party B knows that the mortgaged assets are already or may be listed into the government’s demolition and expropriation plan, it shall inform Party A promptly and urge the mortgagor to renew the mortgage guarantee for Party B’s debts with the compensation offered by the demolition party and go through corresponding mortgage procedures in accordance with provisions of the mortgage contract, or provide other security measures acceptable to Party in accordance with Party A’s requirements.

All fees and expenses incurred for reestablishing the guarantee or adopting other measures in the event the aforementioned condition happens to the mortgaged assets shall be borne by the mortgagor, and Party B shall assume joint and several liability for the repayment of such fees and expenses, which Party A may deduct directly from Party B’s account.

6. Party B’s Rights and Obligations

6.1 Party B shall have the following rights to:

6.1.1 Require Party A to provide loans or other credits within the scope of the Credit Amount in accordance with the terms and conditions hereof;

6.1.2 Make use of the Credit Amount in accordance with the terms and conditions hereof;

6.1.3 Require Party A to maintain confidentiality for information provided by Party B regarding Party B’s production, operation, properties, accounts and other aspects, unless it is required otherwise by laws and regulations or the supervisory authority;

6.1.4 Transfer its debts to a third party with Party A’s consent.

6.2 Party B shall be obligated to:

6.2.1 Provide authentic documents required by Party A (including but not limited to, on the frequency required by Party A, provide authentic financial books/statements and annual financial reports, important decisions and changes in production, operation and management, money withdrawal/utilization information, information related to collateral, etc.), and information regarding all banks of deposit, account numbers and deposit & loan balances, and cooperate with Party A’s investigation, review and inspection;

6.2.2 Accept Party A’s inspection on its use of credit funds and related production, operation and financial activities;

6.2.3 Make use of the loans and/or other credits in accordance with provisions of this Agreement and separate contracts and/or the committed purposes;

6.2.4 Repay on time principals, interests and fees of loans, advances and other credits in accordance with provisions of this Agreement and separate contracts;

6.2.5 Obtain Party A’s written consent before transferring debts hereunder to any third party in whole or in part;

6.2.6 Inform Party A promptly and actively coordinate with Party A in arranging for measures to secure repayment of principals, interests and fees of all loans, advances and other credits hereunder under any condition as follows:

6.2.6.1 Material financial loss, loss of assets or other financial crisis has occurred;

6.2.6.2 It provides loans or guarantee security for any third party or provide mortgage/pledge security with its own assets (rights);

6.2.6.3 Suspension of business, revocation or deregistration of business license, filing or being filed for bankruptcy or dissolution, etc.;

6.2.6.4 Its controlling shareholder or other affiliated company encounters major crisis in their operation or finance, causing adverse impact to its normal operation;

6.2.6.5 It enters into related-party transaction reaching 10% or more of its net assets value with its controlling shareholder or other affiliated company;

6.2.6.6 Any litigation, arbitration or criminal/administrative penalty has been brought by or against it, causing material negative effect on its operation or financial status;

6.2.6.7 Other material circumstances that may affect its solvency.

6.2.7 Party B shall not be slack in managing or claiming its mature debts or dispose its existing major properties without compensation or by other improper means.

6.2.8 Party B must obtain Party A’s prior written consent before engaging in consolidation (merger), separation, restructuring, equity joint venture (cooperative joint venture), transfer of property rights or equity, reforming its shareholding system, overseas investment, increasing debt financing, etc.

6.2.9 As required by Party A, Party B (check the box □ “√” when applicable)

☐ shall obtain insurance for its core assets and designate Party A as the primary beneficiary;

☐ shall not sell or create mortgage on the _—__ assets designated by Party A before paying off all credit debts;

☐  shall restrict distribution of dividends to its shareholders as follows as required by Party A before paying off its credit debts:

—

☐ Others: —

6.2.10 In the case of dynamic pledge of accounts receivable, Party B shall guarantee that the credit balance at any time point during the Credit Period is lower than —% of the balance of the pledged accounts receivable, otherwise it must provide new accounts receivable acceptable to Party A for pledge or provide a bond, until the balance of the pledged accounts receivable ×—% + valid bond > credit balance.

6.2.11 In the case of bond pledge, if fluctuation in exchange rate results in the balance of the bond account being lower than —% of the amount of the corresponding credit service, Party B shall have the obligation to provide additional amount of bond or other guarantee as required by Party A.

6.2.12 Party B shall guarantee that payments for goods under import shall be collected into the account designated by Party A; under export negotiation, shall transfer bills and/or documents under the letter of credit to Party A.

7. Party A’s Rights and Obligations

7.1 Party A shall have the following rights to:

7.1.1 Require Party B to fully repay on time principals and interests of all loans, advances and credit debts under this Agreement and separate contracts;

7.1.2 Require Party B to provide documents and information related to its utilization of the Credit Amount;

7.1.3 Ask for information about Party B’s production, operation and financial activities;

7.1.4 Supervise that Party B is utilizing loans and/or other credits for the purposes agreed under this Agreement and separate contracts; when it is required by its business, unilaterally suspend or restrict the corporate E-banking function of Party B’s account (including but not limited closing the E-bank, presetting list of payees/single payment limit/phase payment limit, etc.), restrict sale of settlement vouchers, or restrict telephone banking, mobile banking and other non-counter payment and exchange functions of Party B’s account;

7.1.5 Authorize other branches of China Merchants Bank in the place where the beneficiary is located to issue letter of credit to the beneficiary according to its internal procedures.

7.1.6 Deduct funds from any account of Party B at any outlet of China Merchants Bank for repaying Party B’s debts under this Agreement and separate contracts (if credit debts are not denominated in RMB, to purchase exchange from Party B’s CNY account according to the exchange rate published by Party A at the time of deduction to repay principals, interests and fees of the credit debts);

7.1.7 Transfer its claims against Party B, and inform Party B about the transfer and collect from Party B by appropriate means at its sole discretion, including but not limited to fax, mailing, personal service, announcement on the public media, etc.;

7.1.8 Monitor and entrust other China Merchants Bank outlets to monitor Party B’s accounts, and control disbursement of loan funds according to the loan purposes and payment scope agreed by the Parties;

7.1.9 Other rights provided hereunder.

7.2 Party A shall be obligated to:

7.2.1 Extend loans or other credits to Party B within the scope of the Credit Amount according to the conditions provided under this Agreement and separate contracts;

7.2.2 Maintain confidentiality for the status of Party B’s assets, finance, production and operation, unless otherwise provided by laws and regulations or otherwise required by the supervisory authorities.

8. Party B hereby makes the following guarantees:

8.1 Party B is an entity with legal-person qualification lawfully established and existing under the laws of the People’s Republic of China, its procedures for registration and annual reports publication are true, lawful and valid, and it has full capacity for civil conduct to sign and perform this Agreement;

8.2 Party B has obtained full authorization from its board of directors or any other authorities to sign and perform this Agreement;

8.3 Documents, data, certificates and other information provided by Party B regarding Party B, the Guarantor, mortgagors/pledgors and mortgaged/pledged assets are authentic, accurate, complete and valid, and do not contain material error or omission of any material fact that is inconsistent with the facts;

8.4 Party B shall strictly observe provisions of all separate transaction agreements and all letters and documents it issue to Party A;

8.5 No litigation, arbitration or criminal/administrative penalty that may have material adverse consequences on Party B or its main property has taken place at the time of signing this Agreement and no such litigation, arbitration or criminal/administrative penalty will take place during the execution of this Agreement. In case any such condition occurs, Party B shall immediately notify Party A;

8.6 Party B shall strictly abide by national laws and regulations in its business activities, carry out various businesses in strict accordance with the business scope stipulated in its business license or approved according to the law, and go through the formalities of annual registration inspection and business term renewal/extension on time;

8.7 Party B shall maintain or improve the current operation and management level, ensure the maintenance and appreciation of its existing assets, shall not give up any mature debt claims, and shall not dispose any existing main properties without compensation or in other inappropriate ways;

8.8 Without permission of Party A, Party B shall not repay other long-term debts in advance, and—, —;

8.9 At the time of signing and performing this Agreement, Party B has not had any other major events affecting the performance of its obligations hereunder.

9. Other Fees and Expenses

Where this Agreement involves matters that require notarization (except for mandatory notarization) or third-party services, related fees and expenses arising therefrom shall be borne by the entrusting party. If the entrusting is made by both parties collectively, they shall each bear 50% of the fees and expenses.

In the event that Party B fails to repay the debts owed to Party A under this Agreement as scheduled, all costs incurred by Party A in realizing its debt claim, such as attorney's fees, legal fees, travel expenses, announcement fees, service fees, etc., shall be borne by Party B in full, and Party B hereby authorizes Party A to directly deduct such costs from Party B's bank account at Party A. Where there is any deficiency, Party B shall indemnify Party A in full upon the receipt of the notice from Party A without requiring any proof from Party A.

10. Breach Events and Treatment

10.1 Party B shall be deemed to have breached this Agreement when it:

10.1.1 Fails to perform or breaches any of the obligations set forth herein;

10.1.2 Makes any representation or warranty hereunder that is inauthentic or incomplete, or violates requirements of that provision and fails to rectify as required by Party A;

10.1.3 Makes any material breach event related to any lawful and valid contract signed by Party B with any other creditor and such breach is not satisfactorily resolved within three months following the date of breach.

The aforementioned material breach event refers to such breach of Party B that results in its creditor’s entitlement to claim from Party B an indemnity of CNY One Hundred Million or more.

10.1.4 Fails or is hindered to be listing on the National Equities Exchange and Quotations (“NEEQ”), or its listing application is suspended; it has been issued with warning letters, ordered to make corrections, restricted in the trading of its securities account, or imposed with other self-disciplinary measures by NEEQ, for more than 3 times; or it is being subject to disciplinary actions, or its listing is terminated, or other similar circumstances;

10.1.5 Other circumstances Party A considers to be harmful to Party A’s legitimate rights and interests.

10.2 In the event the Guarantor has any of the following conditions, and Party A considers it may harm the Guarantor’s guarantee capability, thus requires the Guarantor to eliminate adverse effect of such circumstance or requires Party B to increase security or change security condition, but the Guarantor and Party B fails to cooperate with such requirement, it will be deemed a breach event has occurred:

10.2.1 A condition similar to one of the conditions described under Article 6.2.6 hereof has occurred, or a condition described under Article 6.2.8 has occurred without Party A’s consent;

10.2.2 The Guarantor conceals its actual capability for undertaking the guarantee responsibility or has not obtained authorization from relevant authority when issuing the irrevocable letter of guarantee;

10.2.3 The Guarantor fails to go through formalities on time for annual registration inspection, renewal/extension of its business term, or other similar circumstances;

10.2.4 The Guarantor is being slack in managing and claiming for its mature debts or disposes its existing main properties without compensation or by other improper means.

10.3 In the event the Mortgagor (or Pledgor) has any of the following conditions, and Party A considers it may results in failure of creation of mortgage/pledge or deficiency in the value of the mortgaged/pledged asset, thus requires the Mortgagor/Pledgor to eliminate adverse effect of such condition or requires Party B to increase security or change security condition, it will be deemed a breach event has occurred if the Mortgagor/Pledgor and Party B fails to cooperate with such requirement.

10.3.1 The mortgagor/pledgor has no ownership or disposal right to the mortgaged/pledged asset or the ownership is disputable;

10.3.2 The mortgaged/pledged asset is leased, attached, seized or supervised or being subject to any statutory prior senior right (including but not limited to senior right of construction payment), and/or such conditions are concealed;

10.3.3 The mortgagor transfers, leases, re-mortgages or disposes by any improper means the mortgaged asset without Party A’s written consent; or even though such disposal is done with Party A’s written consent, the proceeds obtained from disposal of the mortgaged asset is not used to repay Party B’s debts to Party A as required by Party A;

10.3.4 The mortgagor fails to properly keep, maintain and repair the mortgaged asset, obviously derogating their value; or the act of the mortgagor directly endangers the mortgaged asset, causing their value to decrease; or the mortgagor fails to obtain insurance for the mortgaged asset as required by Party A during the mortgage term;

10.3.5 The mortgaged asset is or is likely to be included in the government’s scope of demolition and expropriation, but the mortgagor fails to inform Party A promptly and perform relevant obligations under the mortgage contract;

10.3.6 In case the mortgagor uses its housing property which it has mortgaged with China Merchants Bank to provide residual mortgage security for the transaction hereunder, the mortgagor pays off his/her personal mortgage loan without Party A’s consent before Party B’s has paid off its credit debt hereunder.

10.4 Where accounts receivable are pledged to secure the debt hereunder, if the accounts receivable debtor’s business has deteriorated significantly, or the accounts receivable debtor transfers its properties or illegally withdraws capital for the purpose of debt evasion, or colludes with the accounts receivable pledgor to change the payments collection channel to divert payment of accounts receivable from entering the designated collection account, or loses its goodwill, or loses or is likely to lose its capability to perform the pledge agreement, or has any other major event that impairs its solvency, Party A shall have the right to require Party B to provide corresponding security or provide new valid accounts receivable for pledge, failing which, it will be deemed a breach event has arisen.

10.5 Once any of the above breach events has arisen, Party A shall have the right to take the following measures separately or simultaneously:

10.5.1 Reduce the Credit Amouny hereunder, or stop utilization of the remaining amount of the Credit Amount;

10.5.2 Recover in advance principals, interests and related fees of all loans extended within the scope of the Credit Amount;

10.5.3 As for bills accepted or letters of credit, letters of guarantee, delivery guarantees and other credit papers issued (including entrusted reissue) by Party A within the Credit Period, regardless if any advance has been made, Party A shall have the right to require Party B to increase the amount of bond, or transfer deposits from its other accounts at Party A into the bond account or deposit the corresponding amounts with a third party, to secure for repayment of future advances made by Party A hereunder;

10.5.4 As for outstanding accounts receivable claim of Party B acquired in factoring service, Party A shall have the right to require Party B to immediately perform the repurchase obligation and adopt other recovery measures in accordance with relevant separate service agreement; as for accounts receivable claim against Party B acquired in factoring service, Party A shall have the right to claim against Party B immediately.

10.5.5 As appropriate, Party A may also directly require Party B to provide other assets acceptable to Party A as new guarantee, failing which, Party B shall be liable to pay a liquidated damages equivalent to 5% of the Credit Amount hereunder.

10.5.6 Directly freeze/deduct deposit in/from any settlement account and/or other account opened by Party B at China Merchants Bank;

10.5.7 Take recourse in accordance with provisions hereof;

10.6 Funds recovered by Party A will be used to repay credit debts in a last-to-first order according to their respective maturity date. And each credit will be repaid in the following order: fees, liquidated damages, compound interests, penalty interests, interests, and lastly principals of the credit, until all principals, interests and related fees have been fully repaid.

Party A shall have the right to unilaterally adjust the above repayment order, unless otherwise required by laws and regulations.

11. Modification and Termination of Agreement

This Agreement may be modified or terminated by the Parties in writing through negotiation. Before any written agreement has been reached in this regard, this Agreement will remain in force. Neither party may unilaterally modify, amend or terminate this Agreement.

12. Others

12.1 During the term of validity of this Agreement, any tolerance or grace period given by Party A for any breach or delay of Party B or any delay of Party A in exercising any interest or right hereunder will not prejudice, affect or restrict any rights and interests Party A is entitled to as the creditor under the law and this Agreement, and shall not be deemed as Party A’s permission or approval for any breach or waiver of its right to adopt action against any existing or future breach.

12.2 In case this Agreement or any part thereof becomes void or invalid in law due to any reason whatsoever, Party B shall still be liable for all debts owed to Party A hereunder. In such case, Party A shall have the right to terminate performance of this Agreement and immediately claim repayment of all debts owed by Party B hereunder.

If any change in applicable laws or regulations results in increase in Party A’s cost for performing its obligations hereunder, Party B shall compensate for Party A’s cost increase as required by Party A.

12.3 The Parties’ notifications, requirements and other correspondences related to this Agreement shall be delivered in writing (including but not limited to mail, fax, email, Party A’s E-bank, mobile phone short message, WeChat, etc.).

Party A’s address: Building of China Merchants Bank Shenzhen Branch, No. 2016, Shennan Avenue, Futian District, Shenzhen
Corporate email: — Fax: —
Mobile of contact person: — Corporate WeChat: —

Party B’s address: 7-8/F, Building 11, Shenzhen Software Park, Keji Middle 2nd Road Middle. Yuehai Sub-district, Nanshan District, Shenzhen
Corporate email: wuzhenchao@xunlei.com Fax: —
Mobile of contact person: — Corporate WeChat: —

12.3.1 Notification, if delivered by personal service (including but not limited to service by lawyer/notary public or express delivery) will be deemed served upon being signed by the addressee (in case of rejection by the addressee, the notification will be deemed served upon the rejection date/return date or seven days following posting, whichever is earlier), if delivered by postal mail, will be deemed served seven days following posting, if delivered by fax, email, Party A’s E-bank notification, mobile phone SMS, WeChat or other acceptable electronic means, will be deemed served upon the date of successfully sent as shown by the sender’s corresponding system.

Notification of debt transfer or debt collection to Party B announced by Party A on any public media will be deemed served upon the date of announcement.

Either party who changes its postal address, email, fax, mobile phone or WeChat shall inform the other party about such change within five business days of such change, otherwise the other party shall have the right to serve notification to the original address or contact details. Notification failed due to change in address will be deemed served upon the date of return or seven days following posting, whichever is earlier. The changing party shall bear the loss of such notification failure on its own without prejudice to the legal effectiveness of the service.

12.3.2 The above postal address, email, fax, mobile phone and WeChat will also serve as the address for service of notarial and judicial documents to addressee (including but not limited to complaints/arbitration applications, evidences, summons, notices of response, notices of proof, notices of court session, notices of hearing, judgments/awards, orders, conciliation statements, notices of performance within a specified time and other legal documents for the hearing and execution stages); service of documents by the court of litigation and the notary public in writing as provided hereunder to the above address for service will be deemed duly served (refer to Article 12.3.1 above for the specific service standard).

12.4 The Parties agree that, to make an application for the trade financing service, Party B will only need to affix the reserved seal to application form in accordance with the Letter of Authorization for Reserved Seal that it has provided to Party A; both parties hereby acknowledge the validity of such seal.

12.5 When applying for credit service through Party A’s online banking system, the digital signature generated by Party B’s digital certificate will be Party B’s valid signature for the purpose of such application; Party A shall have the right to produce relevant transaction vouchers according to the application information sent out from the online banking system, and Party B hereby acknowledges authenticity, accuracy and legitimacy of such information.

12.6 Written supplementary agreements made and entered by and between the Parties through negotiation regarding matters not covered hereunder and modifications hereto and all separate contracts entered into hereunder by the Parties shall form appendixes to and constitute integral parts of this Agreement.

12.7 For convenience of business handling, all operations of Party A related to transactions hereunder (including but not limited to applications acceptance, documents review, loans releasing, transaction confirmation, deduction, inquiry, receipt printing, collection, payment deduction and collection and notification) may be processed by any outlet within Party A’s jurisdiction which may generate, issue and produce relevant letters and instruments; operations and instruments handled by other outlets within Party A’s jurisdiction will be regarded as being done by Party A and be binding on Party B.

12.8 All appendixes hereto shall constitute integral parts of this Agreement and will automatically apply to corresponding specific transaction conducted between the Parties.

13. Applicable Law and Dispute Resolution

13.1 Conclusion, interpretation and dispute resolution of this Agreement shall be governed by the laws of the People's Republic of China (excluding the laws of Hong Kong SAR, Macao SAR and the Taiwan region); and the Parties’ rights and interests shall be protected by the laws of the People’s Republic of China.

13.2 All disputes between the Parties arising out of or in connection with this Agreement and the performance hereof shall be resolved by the Parties through negotiation, failing which, either party may (choose one out of the following two options, check the box □ with “√”when applicable):

☑ 13.2.1 Bring an action with a competent people’s court at Party A’s place;

☐ 13.2.2 Apply for arbitration with __—__ (insert name of the arbitration body) ; the place of arbitration shall be__—__.

13.3 After this Agreement and all separate contracts concluded thereunder have been notarized with mandatory enforcement force, to claim for repayment of debts owed by Party B under this Agreement and all separate contracts, Party A may directly submit an application to a competent people’s court for enforcement.

14. Effectiveness

This Agreement will enter into force upon being signed and affixed with signature seal by legal representatives/principal responsible persons of both parties or their authorized agents and affixed with common seals/seal of contracts of both parties, and will expire automatically upon the expiration date of the Credit Period or the date when all debts and other related fees owed by Party B to Party A hereunder have been fully repaid (whichever comes later).

15. Supplementary Provisions

This Agreement is executed in triplicate with Party A, Party B and the Guarantor each keeping one copy and all copies have the same legal effect.

Appendix 1: Special Provisions Regarding Yin Guan Tong (Customs Payment Guarantee)

Appendix 2: Special Provisions Regarding Buyer/Import Factoring

Appendix 3: Special Provisions Regarding Order Loan

Appendix 4: Special Provisions Regarding Commercial Acceptance Bills Guarantee

Appendix 5: Special Provisions Regarding Derivative Transactions

Appendix 6: Special Provisions Regarding Gold Lease

Appendix 7: Special Provisions Regarding Cross-border Coordinated Trade Financing

Special notes:

All terms and conditions of this Agreement (including all appendixes hereof) have been fully negotiated by all parties hereto. The bank has reminded all other parties to pay special attention to the terms and conditions regarding the exemption or limitation of the bank’s liabilities, some rights unilaterally owned by the bank, and increase or limit of other parties’ liabilities or rights, and to comprehend such terms and conditions fully and accurately. The bank has made corresponding explanations for the aforementioned terms and conditions upon the request of other parties. All signatory parties’ understandings of the terms and conditions of this Agreement are fully consistent.

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(This page is the signature page of the Credit Agreement)

Party A: China Merchants Bank Shenzhen Branch (Signature and seal)

By:	/s/ Ying Yue

Legal representative or authorized representative (signature or seal)

/s/ Seal of China Merchants Bank Shenzhen Branch

Party B: Shenzhen Xunlei Networking Technologies Co., Ltd. (Seal)

By:	/s/ Kening Wu

Legal representative or authorized representative (signature or seal)

/s/ Seal of Shenzhen Xunlei Networking Technologies Co., Ltd.

Signing date: March 15, 2018